SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) February 6, 2001
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

















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ITEM 5. OTHER EVENTS

      On February 6, 2001, Standard and Poor's issued a news release affirming its ratings on General Motors Corporation (GM), General Motors Acceptance Corporation (GMAC), and all related entities. At the same time, the outlook was revised to negative from stable. The release is as follows:

      NEW YORK (Standard & Poor's CreditWire) Feb. 6, 2001--Standard & Poor's today affirmed its ratings on General Motors Corp. (GM), General Motors Acceptance Corp., and all related entities. At the same time, the outlook is revised to negative from stable.

      The outlook revision reflects Standard & Poor's increased concerns about GM's ability to maintain satisfactory financial performance amid ongoing intensification of competition in the North American automotive industry (as discussed in a separate press release).

      The ratings continue to reflect GM's (A/Negative/A-1) above-average business position as the world's largest auto maker and its exceptional financial flexibility. Earnings and cash flow have been generally strong for the past five years, largely reflecting effective restructuring measures in North America and robust demand. GM is well-positioned in the highest-margin vehicle segments, such as sport utility vehicles (SUVs) and pickups. The cost position of GM's core North American automotive operations has improved significantly since the early-1990s due to ongoing efforts to contain material costs, capitalize on common components among vehicles, enhance labor productivity, and lower employment levels.

      However, the disproportionate reliance of GM's financial performance on a relatively narrow range of products poses risks. Also, although some of the new products introduced during the past several years have been well-received, GM continues to experience erosion in its market share. Moreover, GM's North American unit remains a relatively high-cost producer, with market share losses having undermined some of the benefits of past downsizing efforts.

      GM's overall financial performance is much more dependent now on the results of its North American automotive operations, given the divestiture of most of its non-automotive businesses in recent years. Most recently, during 2000 GM reduced its effective ownership interest in its telecommunications affiliate, Hughes Electronics Corp., to 33% from 68% by using a portion of its shares of Class H common stock to repurchase GM common stock, as well as to fund its employee benefit plans. (Standard & Poor's views the economic ownership of Hughes as residing largely in the Class H stock.) GM has suggested publicly that it is exploring opportunities for divesting its remaining stake in Hughes. In addition, the aggregate earnings contribution of GM's international automotive operations is relatively weak. In Europe, GM has been adversely affected by intense price pressures, market share losses, and management turmoil. Although GM has taken aggressive actions to turn around its European operations, management has stated that it could be several years before satisfactory profitability is achieved. At the same time, GM's Latin American operations, while well-positioned, have been affected by depressed demand. GM's automotive finance unit, General Motors Acceptance Corp., does make a substantial and relatively stable contribution to earnings.





                                      - 2 -

      GM's balance sheet strength provides considerable protection against downturns in the auto cycle. Although it has diminished over the past year due to heavy capital spending, various acquisitions, and share repurchases, coupled with weaker operating cash flow, the company still has a large reserve of cash and equivalents - $11.8 billion at Dec. 31, 2000, or $3.5 billion in excess of parent-level borrowings (excluding Hughes) - and GM's remaining Class H shares have a value of about $11 billion, based on the current trading price. However, Standard & Poor's does not regard GM's overall financial leverage as conservative, in view of the cash outflow that can occur in a downturn. Also, the company has a massive retiree medical liability ($38.4 billion at year-end
1999). In addition, under the terms of an agreement between GM and Fiat S.p.A., Fiat will have the right to put its remaining 80% ownership stake in Fiat Auto S.p.A. to GM, starting in 2004. (GM acquired 20% for approximately $2.4 billion in 2000.) Nevertheless, GM enjoys exceptional financial flexibility due partly to its standing as one of the world's largest industrial companies.

      OUTLOOK: NEGATIVE

      Absent stabilization of its market share and further progress in bolstering its operating efficiency in North America; progress in turning around its problem-plagued European operations; and maintenance of surplus liquidity - including the bulk of the value represented by its remaining ownership interest in Hughes Electronics Corp. - at or above current levels, GM's ratings could be lowered within the next year, Standard & Poor's said. - CreditWire



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    February 7, 2001
        ----------------
                                       By
                                            s/Peter R. Bible
                                            ------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)
















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